Exhibit 99.1

News

Contacts:

Media
Sheryl Williams
610-738-6493
swilliam@cephalon.com

Investors
Robert (Chip) Merritt
610-738-6376
cmerritt@cephalon.com

Cephalon General Counsel John E. Osborn to Resign Position

Osborn to Remain as Advisor to Company

Frazer, Pa. — February 8, 2008 — Cephalon, Inc., (Nasdaq: CEPH) today announced that its Executive Vice President, General Counsel & Secretary, John E. Osborn, has decided to resign his position with the company, effective March 31.  Mr. Osborn has agreed to remain as an advisor to the company on significant legal and policy matters.

“John has been an invaluable member of our senior executive team and is an exceptionally talented lawyer.  On behalf of the board of directors and executive team, I want to express my appreciation for his more than 10 years of outstanding contributions and assistance in building Cephalon into one of the leading biopharmaceutical companies in the world,” said Frank Baldino, Jr., Ph.D., Chairman and CEO.  “I also am pleased that John has agreed to continue to advise the company and to assist in ensuring an effective transition,” Dr. Baldino added.

Mr. Osborn has accepted an appointment as a visiting fellow with the Centre for Socio-Legal Studies at the University of Oxford for the spring 2008 term, and will be associated with Wadham College Oxford.  He also will serve as an advisor on life sciences regulatory and compliance matters to the international consulting firm McKinsey & Company, Inc.   In 2007, Mr. Osborn was nominated by President George W. Bush to the United States Advisory Commission on Public Diplomacy, which is pending confirmation by the U.S. Senate.  He has also served as a member of the Board of Governors of the East-West Center in Honolulu, a research and education and organization focused on the Asia Pacific region, and was an Eisenhower Fellow to Northern Ireland in 1998.

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Mr. Osborn joined Cephalon in March 1997 and was promoted to General Counsel in 1998.  During his tenure, he has managed the legal, government, corporate and public affairs functions, in addition to quality assurance and compliance.  Among his many accomplishments with the company, Mr. Osborn led the initiative in late 2005 and early 2006 to structure and negotiate the settlement of the company’s patent litigation related to PROVIGIL® (modafinil) Tablets [C-IV], resolved an investigation of the company’s sales and marketing practices by the U.S. Attorney’s Office in Philadelphia, and coordinated the legislative effort that led to the enactment of the Controlled Substances Export Control Reform Act of 2005.

Mr. Osborn is a member of the Council on Foreign Relations and the American Law Institute, and a fellow of the American Bar Foundation.   He was named to the Lawdragon 500 Leading Lawyers in America in 2007.

The Company will immediately begin a search for Mr. Osborn’s successor.

About Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and commercialization of innovative products in four core therapeutic areas: central nervous system, pain, oncology and addiction.  A member of the Fortune 1000, Cephalon currently employs approximately 3,000 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota.  The company’s European headquarters are located in Maisons-Alfort, France.

The company’s proprietary products in the United States include: PROVIGIL, FENTORA® (fentanyl buccal tablet) [C-II], TRISENOX® (arsenic trioxide) injection, AMRIX® (cyclobenzaprine hydrochloride extended-release capsules), VIVITROL® (naltrexone for extended-release injectable suspension), GABITRIL® (tiagabine hydrochloride), NUVIGIL™ (armodafinil) Tablets [C-IV] and ACTIQ® (oral transmucosal fentanyl citrate) [C-II].  The company also markets numerous products internationally.  Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements.  Forward-looking statements provide Cephalon’s current expectations or forecasts of future events.  These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning.  Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.  The Private Securities Litigation Reform Act of 1995 permits this discussion.

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